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 .
                          MUTUAL TERMINATION AGREEMENT


         This MUTUAL TERMINATION AGREEMENT is entered into as of December 15, 2008 (this "Agreement"), by and among Summit Financial Group, Inc., a West Virginia corporation ("Summit"), SFG II, Inc., a West Virginia corporation ("SFG"), and Greater Atlantic Financial Corp., a Delaware corporation ("GAFC").

                                    RECITALS
                                    --------

         WHEREAS, Summit, SFG and GAFC are parties to that certain Agreement and Plan of Reorganization dated as of June 9, 2008 (the "Reorganization Agreement") (capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Reorganization Agreement); and

         WHEREAS, Section 9.1(a) of the Reorganization Agreement provides that Summit, SFG and GAFC may mutually terminate the Reorganization Agreement; and

         WHEREAS, the respective board of directors of Summit, SFG and GAFC have determined it is in the best interests of their respective corporations and stockholders to mutually terminate the Reorganization Agreement as provided herein effective immediately upon execution of this Agreement.

                                    AGREEMENT
                                    ---------


         NOW, THEREFORE, in consideration of the premises and the agreements set forth herein, and intending to be legally bound hereby, the parties mutually agree as follows:

1.       Termination of Reorganization Agreement. Summit, SFG and GAFC each
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hereby agree to terminate the Reorganization Agreement effective immediately upon the execution of this Agreement.

2.       Effect of Termination; Mutual Discharge and Release. Each party hereto,
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on behalf of itself and, to the fullest extent permitted by law, its affiliates, subsidiaries, directors, officers, stockholders, employees, agents, financial and legal advisors and other representatives, and the successors and assigns of each of them (each, a "Releasing Party"), hereby fully, finally and forever releases and discharges each other party hereto and each of their respective affiliates, subsidiaries, directors, officers, stockholders, employees, agents, financial and legal advisors and other representatives, and the successors and assigns of each of them, from any and all liabilities and obligations, claims, causes of action and suits of whatever kind or character, joint or several, at law or in equity, whether arising under any United States federal, state or local law, or otherwise, that any Releasing Party has or has had, whether known or unknown, accrued or unaccrued and arising out of, relating to, or in connection with the Reorganization Agreement and the transactions contemplated thereby, including, without limitation, any liability or obligation arising out of any breach of any representation, warranty, covenant or agreement contained in the Reorganization Agreement (including, without limitation, any fee or expense set forth in Section 9.03 of the Reorganization Agreement); provided, however, that nothing in this Section 2 shall impair the survival and full force of the confidentiality provisions of Section 7.05(b) of the Reorganization Agreement. Notwithstanding the foregoing, the parties agree to share equally in the expense incurred for test deconversions from GAFC's core processor to the Summit IT system in an amount not to exceed $60,000.

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3.       Representations and Warranties. Summit, SFG and GAFC each hereby
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represents and warrants to the other party that: (a) it has full power and authority to enter into this Agreement and to perform its obligations hereunder in accordance with the provisions of this Agreement, (b) this Agreement has been duly authorized, executed and delivered by such party, (c) this Agreement constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity,
(d) it has received no inducement to enter into this Agreement, and (e) it has not assigned or otherwise transferred any of the claims, causes of action, suits or other matters released by it under this Agreement.

4.       Public Announcement. Summit and GAFC each shall issue a press release,
         -------------------
reasonably agreeable to the other party (the "Initial Release"), upon the signing of this Agreement with respect to this Agreement and the termination of the Reorganization Agreement. Except as required by law or applicable listing agreement, no other press release shall be issued regarding the termination of the Reorganization Agreement by either Summit (including SFG) or GAFC without the prior written consent of the other party. Notwithstanding the foregoing, Summit and GAFC shall be permitted to make reference to the matters addressed in this Agreement, in other press releases or in required filings or communications with the Securities and Exchange Commission or filings or communications made to any other governmental entity or regulation; provided, however, that such references are substantially consistent with the Initial Release or are required by applicable law or listing requirements.

5.       Governing Law; Successors. This Agreement shall be governed by, and
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interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of federal law are applicable). This Agreement shall be binding upon any successor to Summit (including SFG) or GAFC.

6.       Specific Performance. The parties hereto agree that irreparable damage
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would occur if any provision of this Agreement were not performed according to the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. The parties hereto further agree that in any proceeding seeking specific performance, each party will waive the defense of adequacy of a remedy at law.

7.       Counterparts. This Agreement may be executed in one or more
         ------------
counterparts, each of which shall be deemed to constitute an original.


                      [SIGNATURE PAGE IMMEDIATELY FOLLOWS]




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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.


                                  SUMMIT FINANCIAL GROUP, INC.



                                  By: /s/ H. Charles Maddy, III
                                      ------------------------------------------
                                      H. Charles Maddy, III
                                      President and Chief Executive Officer


                                  SFG II, INC.



                                  By: /s/ H. Charles Maddy, III
                                      ------------------------------------------
                                      H. Charles Maddy, III
                                      President and Chief Executive Officer


                                  GREATER ATLANTIC FINANCIAL CORP.



                                  By: /s/ Carroll E. Amos
                                      ------------------------------------------
                                      Carroll E. Amos
                                      President and Chief Executive Officer